Exhibit 99.1

FOR FURTHER INFORMATION:		RE: FTI Consulting, Inc.

AT FTI CONSULTING:	AT FINANCIAL RELATIONS BOARD:

Jack Dunn	Marilyn Windsor	Lisa Fortuna	Tim Grace
Chairman, President & CEO	General Inquiries	Analyst Inquiries	Media Inquiries
(410) 224-1483	(702) 515-1260	(312) 640-6779	(312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, SEPTEMBER 23, 2004

DENNIS SHAUGHNESSY TO JOIN FTI CONSULTING, INC.

ANNAPOLIS, MD, September 23, 2004—FTI Consulting, Inc. (NYSE: FCN), Jack Dunn, Chairman, President and Chief Executive Officer of FTI Consulting, Inc. (NYSE: FCN), announced today that Board Member Dennis Shaughnessy would join the company as full-time executive Chairman of the Board effective October 18, 2004. FTI also announced that it had extended Mr. Dunn’s contract with renewal options through 2010. Commenting on Mr. Shaughnessy, Dunn said, “I recently recommended to our Board that FTI separate the offices of Chairman of the Board and Chief Executive Officer. Happily, this recommendation coincided with the availability and enthusiastic interest of an exceptional candidate, Dennis Shaughnessy, to fill the role of executive Chairman.”

Mr. Shaughnessy joins FTI from Grotech Capital Group, a venture capital/merchant banking firm with approximately $1 billion under management. At Grotech, he was General Partner in charge of the Traditional Industries Group and participated in all phases of investment banking/corporate finance, from the identification of investments to financing to operational improvement to harvesting. Prior to Grotech, Mr. Shaughnessy was the Chief Executive Officer of a multinational oil services company with operations in Europe and Asia. While there, he built the company from $6 million in revenues to in excess of $125 million, took hands-on responsibility for management of operations abroad, and managed the successful sale of the company to Shell Oil.

Mr. Dunn continued, “The opportunities that lie in front of FTI include potential acquisitions, expansion abroad, the integration of our practices into a mature and cohesive culture and, above all, the continued expansion of our intellectual capital base through the hiring and retention of the brilliant, highly skilled, highly valued, and highly sought after professionals that serve to distinguish our Company and its results from the rest of the pack. Based on his exceptional skills, credentials, accomplishments and contacts, not to mention a more than 10-year history as

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FTI Consulting, Inc.

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a director with our Company, I can’t imagine a better person to help build FTI’s strategic vision and capitalize on those opportunities than Dennis. In addition, teamed with Chief Operating Officer, Dom DiNapoli, they constitute an exceptional combination of strategic and operational excellence that will be the envy of our industry and stand FTI in good stead for many years to come. On a personal note, I very much appreciate the Board’s continued confidence in me and especially the opportunity to work with Dennis, Dom and the rest of my great fellow employees over the next several years.”

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting. Strategically located in 24 of the major US cities and London, FTI’s total workforce of approximately 1,000 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission

FTI is on the Internet at www.fticonsulting.com.

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